EXHIBIT 99.1
MARTIN MIDSTREAM PARTNERS L.P. ANNOUNCES INVESTOR DAY
***NOVEMBER 12, 2009 — KILGORE, TEXAS***
     KILGORE, Texas, October 23, 2009 (GlobeNewswire via COMTEX News Network) Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that it will host its first Investor Day on November 12, 2009. The Partnership cordially invites all existing and prospective LP unitholders and guests to attend the Partnership’s Investor Day to be held on Thursday, November 12th at the Partnership’s headquarters in Kilgore, Texas. The event serves to better inform investors about the Partnership’s operations and strategies. Key representatives of management will be on hand to give a presentation to those in attendance. In addition to having an opportunity to ask questions, meet and mingle with management, an East Texas BBQ lunch catered by Country Tavern will be provided following the formal presentation.
     The presentation will commence at 11am at the Partnership’s offices located at 4200 Stone Road in Kilgore. It is anticipated that the presentation will last approximately 45 — 60 minutes. Following the presentation, lunch will be served.
     The event also marks and celebrates the 7th anniversary of MMLP’s inception as a publicly traded partnership. Please join us in the celebration!
     For further information about the event and event registration, please visit the Partnership’s website at www.martinmidstream.com, or interested parties may contact Joe McCreery, Head of Investor Relations at 903-988-6425.
     The Partnership’s presentation will be webcast live for those unable to attend and available via link at www.martinmidstream.com. A replay of the webcast will be available on MMLP’s website for 30 days following the presentation.
About Martin Midstream Partners
Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. MMLP’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas services; marine transportation services for petroleum products and by-products; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution. Additional information concerning MMLP is available on its website at www.martinmidstream.com.
Forward-Looking Statements
     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. MMLP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.